UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 31, 2006
(Date of earliest event reported)

_________________________

TRANSACTION SYSTEMS ARCHITECTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

224 South 108th Avenue,
Omaha, Nebraska 68154
(Address of principal executive offices, including zip code)

(402) 334-5101
(Registrant’s telephone number, including area code)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 11, 2006, Transaction Systems Architects, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Agreement”) with PREIPO Bating- und Beteiligungsgesellschaft mbH, a limited liability company organized and existing under the laws of the Federal Republic of Germany (“Preipo”); RP Vermögensverwaltung GmbH, a limited liability company organized and existing under the laws of the Federal Republic of Germany (“RP”, and together with Preipo, the “Main Sellers”); Mr. Christian Jaron, an individual; Mr. Johann Praschinger, an individual; and eps Electronic Payment Systems AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (“eps”).  A copy of the Agreement was previously filed by the Company on a Form 8-K dated May 16, 2006.

Under the terms of the Agreement, the Company will purchase all of the outstanding shares of common stock of eps (“eps Shares”) held by the Main Sellers and all other holders of eps Shares for an aggregate purchase price of 28.2 million euros, 17.4 million euros of which is payable in cash, with the balance payable through the issuance of 330,827 shares of the Company’s common stock.

In accordance with the terms of the Agreement, an initial closing (the “Initial Closing”) took place on May 31, 2006, pursuant to which approximately 83% of the eps Shares were purchased.  The Main Sellers sold approximately 51% of the eps Shares and shareholders holding, in the aggregate, an additional 32% of the eps Shares sold their shares at the Initial Closing.  The Agreement contemplates a subsequent closing on or about October 31, 2006 pursuant to which the balance, approximately 17%, of the eps Shares will be purchased by the Company.  On May 31, 2006, the Company issued a press release announcing the completion of the Initial Closing.  A copy of this press release is attached hereto as Exhibit 99.1.

Item 7.01. Regulation FD Disclosure.

Also included in the May 31, 2006 press release was an announcement that the Company’s Board of Directors has approved an increase of $30 million to the Company’s current stock repurchase program, bringing the total of the approved plan to $110 million.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 -- Press Release dated May 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSACTION SYSTEMS ARCHITECTS, INC.
Date: May 31, 2006	By:	/s/ Dennis P. Byrnes
Dennis P. Byrnes Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated May 31, 2006.